The contents of this promotion have not been approved by an authorised person within the meaning of the Financial Services and Markets Act 2000. Reliance on this promotion for the purpose of engaging in any investment activity may expose an individual to a significant risk of losing all of the property or other assets invested.

NON-U.S. PURCHASER
SUBSCRIPTION AGREEMENT

Aton Securities, Inc.
60 East 42nd Street, Suite 2530
New York, New York 10165

Caspian Services, Inc.
257 East 200 South, Suite 340
Salt Lake City, Utah 84111

Gentlemen:

We are writing to advise you of the following terms and conditions under which we offer to subscribe for 111,111 units consisting of three shares, par value $.001 per share, of common stock with one redeemable warrant to purchase an additional share of common stock for $4.00 (the "Units"), of Caspian Services, Inc., a Nevada corporation (the "Company").

A. REPRESENTATIONS AND WARRANTIES

We make the following agreements, representations, declarations, acknowledgments and warranties to the Company with the intent that they be relied upon in determining our suitability as a purchaser of the Units:

1. We certify that our principal address is outside the United States and that we were located outside the United States at the time any offer to buy the Units was made to us, at the time that the buy order was originated by us, and as of the date of the execution and delivery of this Subscription Agreement. No offer to purchase Units was made in the United States.
2. We certify that we are not a "U.S. person" (as defined in Rule 902(k) under the Securities Act) (a "Non-U.S. Person") and that any person or entity for whom we are acting as fiduciary are not U.S. Persons. A U.S. Person means any one of the following:
   a. any natural person resident in the United States of America;
   b. any partnership or corporation organized or incorporated under the laws of the United States;
   c. any estate of which any executor or administrator is a U.S. Person;

d. any trust of which any trustee is a U.S. Person;

e. any agency or branch of a foreign entity located in the United States;

f. any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

g. any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and

h. any partnership or corporation if (1) organized or incorporated under the laws of any foreign jurisdiction; and (2) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

3. We further certify that we are purchasing securities from or through you only for our own account or for the account of one or more beneficiaries who are Non-U.S. Persons that were located outside the United States at the time any offer to buy the Units was made and at the time the buy order was originated by us and for whom we have full investment discretion with respect to the Units and from whom we have full authority to bind so that each such beneficiary is bound hereby as if such beneficiary were a direct investor hereunder and all representations, warranties and agreements herein were made directly by such beneficiary. We are not purchasing the Units on behalf of any U.S. Person and the sale has not been prearranged with a purchaser in the United States.

4. We agree to notify you of any change in the certifications herein, and the purchase by us of securities from or through you will constitute a reaffirmation of the certifications herein (as modified by any such notice) as of the time of such purchase.

5. We understand that the Units are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act and that neither the Units, nor the common shares included in the Units, the warrant or the common shares underlying the warrants (any reference herein to Unit shall refer both to all of the securities included in the Unit collectively and to each of the securities included in the Unit individually) have been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of each account for which we acquire any Unit, that, if in the future we decide to offer, resell, pledge or otherwise transfer such Unit, prior to the date which is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company (or any predecessor thereto) was the owner of such Unit (the "Resale Restriction Termination Date"), such Unit may be offered, resold, pledged or otherwise transferred only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as the Unit is eligible for resale pursuant to

Rule 144A under the Securities Act, in a transaction complying with the requirements of Rule 144A, to a person who we reasonably believe is a qualified institutional buyer under Rule 144A (a "QIB") that purchases for its own account or for the account of a QIB and to whom notice is given that the offer, resale, pledge or transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, with the consent of the Company, (e) to an "accredited investor" (within the meaning of Rule 501(a) of Regulation D under the Securities Act) (an "Accredited Investor") that is acquiring the Units for his, her or its own account or for the account of such an Accredited Investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and subject to compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Unit is proposed to be made pursuant to clause (d) above prior to the end of the one-year restricted period within the meaning of Regulation S under the Securities Act or pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver to the Company and to the transfer agent of the Units, a letter from the transferee, which shall provide, as applicable, among other things, that the transferee is (i) an institution that, at the time the buy order was originated, was outside the United States and was not a U.S. person within the meaning of Regulation S under the Securities Act or (ii) an Accredited Investor, and that he, she or it is acquiring such Units for investment purposes and not for distribution in violation of the Securities Act. We understand that the registrar and transfer agent for the Units will not be required to accept for registration of transfer any Units acquired by us, except upon presentation of evidence satisfactory to the Company and the transfer agent that the foregoing restrictions on transfer have been complied with. We further understand that any certificates representing Units acquired by us will bear a legend reflecting the substance of this paragraph. Each purchaser acknowledges, on his, her or its own behalf and on behalf of any investor account for which he, she or it is purchasing the Units, that the Company and you reserve the right prior to any offer, sale or other transfer of the Units (1) pursuant to clause (d) above prior to the Resale Restriction Termination Date, (2) prior to the end of the one-year restricted period within the meaning of Regulation S under the Securities Act or (3) pursuant to clauses (e) or (f) above prior to the Resale Restriction Termination Date to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and you.

6. We hereby represent and warrant that the Units subscribed for herein are being acquired for our own account and risk, and not on behalf of any other person and are being purchased by us for investment and not with a view to the distribution of the securities.

7. We represent that we are (a) knowledgeable of, or have been independently advised as to, the Securities Laws, (which is defined herein to mean, in respect of each and every offer or sale of the Units; any securities laws having application to us and the Offering other than the laws of the U.S., and all regulatory notices, orders, rules, regulations, policies and other instruments incidental thereto), which would apply to this subscription, if any, (b) purchasing the Units pursuant to an applicable exemption from any prospectus, registration or similar requirements under the Securities Laws of that international jurisdiction, or, if such is not applicable, we are permitted to purchase the Units under the Securities Laws of the international jurisdiction without the need to rely on exemptions, and (c) that Securities Laws do not require you or the Company to make any filings or seek any approvals of any kind whatsoever from any regulatory authority of any kind whatsoever in the international jurisdiction.

8. We represent that we have read Annex A attached hereto and, to the extent applicable, satisfy the requirements set forth therein. We further represent that we have satisfied ourselves as to the full observance of the laws of our jurisdiction in connection with any invitation to subscribe for the securities comprising the Units or any use of this Subscription Agreement, including (i) the legal requirements within our jurisdiction for the purchase of the Units, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the securities comprising the Units. Our subscription and payment for, and our continued beneficial ownership of the Units, will not violate any applicable securities or other laws of our jurisdiction.

9. We hereby make the representations and warranties deemed made by us under the section of the Confidential Private Placement Memorandum, as amended July 6, 2007, (the "Memorandum") relating to the Units entitled "Transfer Restrictions" and agree to be bound by the restrictions set forth in such section.

10. We hereby agree that, in the event that the closing sales price of shares of the Company's common stock traded on the most senior exchange or quotation medium where the shares are quoted equals or exceeds $8.00 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the common stock occurring after the date hereof) for at least five consecutive trading days, the Company, upon 30 days prior written notice given us, shall have the right to call all or any portion of the then outstanding warrants at a redemption price equal to $.001 per share of common stock then purchasable pursuant to the outstanding warrants. Notwithstanding any such notice by the Company, we shall have the right to exercise any warrants prior to the end of the Notice Period.

11. We have received a copy of the Memorandum and understand that we and our professional advisor(s), if any, have the right to ask questions of and receive answers from the Company and its officers and directors, and to obtain such information concerning the terms and conditions of the offering of the Units to the extent that the

Company possesses the same or could acquire it without unreasonable effort or expense, as we and our advisor(s), if any, deem necessary to verify the accuracy of the information referred to in the Memorandum pursuant to which the Company is offering the Units to certain qualified offerees. We represent and agree that we and our professional advisor(s), if any, have asked such questions, received such answers and obtained such information as we have deemed necessary to verify the accuracy (1) of the information referred to in the Memorandum and (2) of any other information that we deem relevant to making an investment decision with respect to the Units.

12. In making the decision to purchase the Units, we have relied solely upon the Memorandum and independent investigation made by us.

13. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Units and invest in or purchase securities similar to the Units in the normal course of our business. Alone, or together with our professional advisor(s), if any, we have adequately analyzed the risks of an investment in the Units and determined that the Units are a suitable investment for us, and that we or any accounts for which we are acting are able at this time and in the foreseeable future to bear the economic risk of a total loss of our investment in the Company, and we acknowledge such a possibility.

14. We and any accounts for which we are acting are acquiring the Units for investment purposes and not with a view to distribution thereof or with any present intention of offering or selling any of the Units in violation of the Securities Act.

15. We are not an "affiliate" (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

16. We understand that there is a limited public market for the common shares included in the Units on the Over the Counter Bulletin Board (OTCBB) and no market for Company warrants and that no assurance can be given that a more active trading market may develop or that the common stock of the Company may be listed for trading on a national exchange or market.

17. We acknowledge that you, the Company and others will rely upon our confirmation, acknowledgments, agreements and binding commitment to purchase Units set forth herein and we agree to notify you promptly if any of our representations or warranties herein cease to be accurate and complete.

18. We acknowledge that the Memorandum and this subscription agreement have been provided to us at our own initiative and we were not solicited in any manner to subscribe to the Company nor did we receive any advertising on this subject.

19. We acknowledge and agree that this Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, without regard to the

principles of conflicts of laws that would require the application of the law of any other state.

20. You are entitled to rely upon this letter and you are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

B. NO WAIVER

Notwithstanding any of the representations, warranties, acknowledgments or agreements made herein by us, we do not thereby or in any manner waive any rights granted to us under federal or state securities laws.

C. REVOCATION

We agree that we shall not cancel, terminate or revoke this Subscription Agreement or any agreement made by us hereunder other than as set forth under Section B above, and that this Subscription Agreement shall survive our death or disability.

D. TERMINATION OF SUBSCRIPTION AGREEMENT

If the Company is unsuccessful in raising the minimum offering amount during the term of this offering, the Company may elect to cancel this Subscription Agreement, provided that it returns to us, without interest and without deduction, all sums paid by us, and this offer shall be null and void and of no further force and effect, and no party shall have any rights against any other party hereunder.

E. NOTICES

All notices or other communications given or made hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid, to us at the address as set forth on the signature page to this Subscription Agreement and to Caspian Services, Inc., 257 East 200 South, Suite 340, Salt Lake City, Utah 84111.

F. ENTIRE AGREEMENT

This Subscription Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and may be amended only by a writing executed by all parties. The provisions of this Subscription Agreement shall survive the execution thereof.

G. CERTIFICATION

We certify that we have read this entire Subscription Agreement and that every statement on our part made and set forth herein is true and complete.

Subject to the foregoing representations and covenants, we hereby agree and give our binding commitment to purchase Units of the Company, at a purchase price of $9.00 per Unit, for a total capital contribution in the amount of $ 999,999 (the "Subscription Amount"). The Subscription Amount will be wired to the account of the Escrow Agent at the time of delivery of this Subscription Agreement to you, as follows:

Beneficiary Bank:

REDACTED

Beneficiary:

Subscribed and agreed to this 12 day of July, 2007.

Firebird Global Master Fund II, Ltd

By: /s/ James Passin

Name James Passin

Title: Director

Annex A

FOR RESIDENTS IN AUSTRIA: All documentation, including this Subscription Agreement, is being distributed only to, and is directed only at, qualified investors within the meaning of Section 1, Paragraph 1, Subparagraph 5a of the Austrian Capital Market Act (Kapitalmarktgesetz, "KMG"). We hereby represent and warrant that we fall within the definition of qualified investors within the meaning of Section 1 Paragraph 1 Subparagraph 5a of the KMG, which includes: (a) legal entities which are admitted to operate in the financial markets and which are supervised and regulated in this respect, including: credit institutions, investment firms, other admitted and regulated financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers, as well as entities being neither admitted nor supervised or regulated whose sole corporate purpose is to invest in securities; (b) national and regional governments, central banks, international and supranational institutions such as the International Monetary Fund, the European Central Bank, the European Investment Bank and other similar international organizations; (c) other legal entities which do not meet two of the following three criteria: (i) an average number of employees during the last financial year of less than 250, (ii) a total balance sheet not exceeding EUR 43,000,000 and (iii) an annual net turnover not exceeding EUR 50,000,000; (d) natural persons which are resident in Austria and apply with the Austrian Financial Market Authority for admission as qualified investors evidencing compliance with two of the following three criteria: (i) the investor has carried out transactions of a significant size on securities markets and, during the previous four quarters, has concluded at least 10 transactions per quarter; (ii) the value of the investor's securities portfolio exceeds EUR 0,5 million; and (iii) the investor works or has worked for at least one year in the financial sector in a professional position which requires knowledge of securities investment; and (e) small and mid-sized entities which have their registered office in Austria and which apply with the Austrian Financial Market Authority for admission as qualified investors.

FOR RESIDENTS IN FRANCE: We acknowledge that the Company and its Units have not been submitted for prior approval to the French financial markets authority (Autorité des marchés financiers).

FOR RESIDENTS IN ITALY: The offering of the Units has not been cleared by the Commissione Nazionale per le Società e la Borsa, the Italian securities regulatory authority ("CONSOB") pursuant to Italian securities regulations and, accordingly, the Units are being offered in a transaction not involving any publication of a prospectus, pursuant to Section 100 of Legislative Decree No. 58 of February 24, 1998, as amended (the "Italian Securities Law"), and CONSOB regulations implementing the Italian Securities Law. Accordingly, all documentation, including this Subscription Agreement, is being distributed only to, and is directed only at, qualified investors within the meaning of Section 100(a) of the Italian Securities Law, and within the meaning of CONSOB implementing regulations, including Article 31, Paragraph 2, of the regulation adopted with CONSOB Resolution no. 11522 of July 1, 1998 (such persons being referred to as "Qualified Italian Investors"). We hereby represent and warrant that we fall within the definition of Qualified Italian Investors. We hereby agree, on our own behalf and on behalf of each account for which we acquire any Unit, that, if in the future we decide to offer, resell, or otherwise transfer such Unit, within the following 12 months, such Unit may not be offered,

resold, or otherwise transferred other than (i) to professional investors within the meaning of Article 100(a) of Italian Securities Law and as defined under Article 31, Paragraph 2, of CONSOB Resolution No. 11522 of July 1, 1998, as amended and in compliance with the forms and procedures provided for therein or (ii) in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Italian Securities Law, its implementing CONSOB regulations including CONSOB Resolution No. 11971 of May 14, 1999, as amended or (iii) pursuant to Section 100-bis of the Italian Securities Law, as amended, and its implementing CONSOB regulations, in order to avoid the publication of any prospectus or similar document.

FOR RESIDENTS IN SWEDEN: None of the documentation relating to the offering of the Units, including this Subscription Agreement, have been registered with or approved by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen). Accordingly, the documentation may not be made available, nor may the shares offered thereunder and hereunder otherwise be marketed and offered for sale in Sweden other than in circumstances where the offer is made in accordance with the exemptions contained in Chapter 2 Section 4 of the Financial Instruments Trading Act (as amended) (Sw. lagen (1991:980) om handel med finansiella instrument) (the "Act"). This offer will only be made to qualified investors (Sw. kvalificerade investerare) (as such term is defined in the Act) and to less than one hundred identified persons in Sweden and to less than 100 investors in each member state within the EEA who in each case are not such qualified investors. Further, the Confidential Private Placement Memorandum, as amended July 6, 2007 (the "Memorandum") does not comprise a prospectus for the purposes of the Act.

FOR RESIDENTS IN SWITZERLAND: Without derogation to anything herein, if a resident of Switzerland, (i) we acknowledge that the offering of the Units is not a public offering in Switzerland and that none of the documents made available to us constitutes a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations; (ii) we represent and warrant that we do not purchase the Units with the intent to resale, except in accordance with the private placement rules within the meaning of the Swiss Code of Obligations; and (iii) we covenant and agree that we will not offer or sell the Units, except in accordance with the private placement rules within the meaning of the Swiss Code of Obligations.

FOR RESIDENTS IN THE UNITED KINGDOM: As all documentation, including this Subscription Agreement, has been circulated in reliance on the disapplication of Section 21(1) of the Financial Services and Markets Act 2000, the content of the documentation has not been approved by an authorized person. Such approval would normally be required. We acknowledge that reliance on the documentation for the purpose of engaging in any investment activity may expose us to a significant risk of losing all of any property invested or of incurring additional liability. This Subscription Agreement is directed only at persons falling within the categories described in the Memorandum, and the matters contained in herein are available only to such persons. If there is any doubt as to the matters contained in this Subscription Agreement or the Memorandum, an authorized person specializing in advising on investments or other matters of the kind contained in this Subscription Agreement should be consulted. No persons other than those described in the Memorandum should rely or act on the contents of this Subscription Agreement.